May 30, 2025
George E. Kilguss, III
12061 Bluemont Way
Reston, Virginia 20190

Re:    Letter Agreement for Consulting Services

Dear Mr. Kilguss:

This letter agreement (“Agreement”) sets forth the terms upon which VeriSign, Inc. (“Company”) wishes to engage you for consulting services.

1.    Consulting Services. During the term of the Agreement, you agree to be reasonably available to provide future services in the form of advice and consultation at the request of the Company related to a variety of issues regarding the business of the Company (“Services”). Except where mutually agreed, you shall not be required to devote more than 2 days per week to such Services. Under such circumstances where you may be asked to provide more than 2 days per week of Services, you will not be required to provide Services for more than 60 hours total in any month. The Company shall hold you harmless and indemnify you for any acts done on the Company’s behalf during the term of the Agreement to the same degree as if you were acting as an executive employee of the Company. Following the term of the Agreement, any future Services shall be mutually agreed upon and negotiated between the parties.

2.    Compensation. In consideration for the Services, the Company will pay you a monthly fixed price fee of USD $50,000 (“Fee”) not to exceed the total aggregate amount of USD $100,000. In addition, the Company will reimburse you for all reasonable travel and lodging expenses you incur on behalf of the Company. No income or payroll tax will be withheld, and you are responsible for the payment of all applicable taxes on amounts paid under this Agreement. You must submit invoices to the Company for amounts due under this Agreement at the beginning of the month for the prior month’s Fee. Please send invoices to the email address specified by the Company. You will be paid within 30 days of the Company's receipt of an invoice. Upon request, you agree to provide administrative information necessary for payment via the Company’s payment systems.

VERISIGN | 12061 Bluemont Way | Reston, VA 20190     Verisign.com

3.    Relationship of Parties; No Conflict. You agree that under this Agreement, you will be an independent contractor and will not be an agent or employee of the Company. You represent and warrant that you are not under any pre-existing obligation inconsistent with the provisions of this Agreement, and you agree to inform the Company promptly in writing prior to entering into such an obligation.

4.    Company Equipment/Network Access.  If the Company provides equipment to you (laptop or mobile phone) or network access, you must maintain such equipment or network access in compliance with the Company’s security policies.  You agree to return all such equipment upon the expiration or termination of this Agreement.

5.    Inventions. The parties agree that any intellectual property, including, but not limited to, inventions, developments and materials conceived, designed, practiced, prepared, produced, or developed by you (alone or in concert with others) in the course of, and in connection with, the Services, together with any associated intellectual property rights, shall be the sole property of the Company.

6.    Confidential Information; MNPI. You acknowledge that during the term of this Agreement you may have access to confidential information pertaining to the Company (“Confidential Information”). You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services and to immediately return or destroy all Confidential Information upon request by the Company. Nothing in this Agreement precludes you from reporting possible violations of federal law or regulation to any government agency or making disclosures that are protected under any applicable whistleblowing provisions of federal law or regulation. Under this Agreement, you may become aware of material non-public information (“MNPI”). Therefore, during the term of this Agreement, you will be subject to the restrictions pertaining to the sale of the Company’s stock under the Company’s Insider Trading Policy.

7.     Term and Termination. This Agreement will commence on June 2, 2025, and terminate on July 24, 2025. This Agreement may be extended upon the written agreement of both parties. Either party may immediately terminate this Agreement, for any reason or no reason, by written notice to the other party.

8.    Notices. All notices must be in writing and delivered via email to addresses provided by each party to the other. Such notices are effective upon delivery.

9.    General. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding that body of law pertaining to conflict of laws. This Agreement constitutes the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect. Any waiver, modification or amendment of any provision

VERISIGN | 12061 Bluemont Way | Reston, VA 20190     Verisign.com

of this Agreement will be effective only if in writing and signed by the parties hereto. You may not assign this Agreement to any other party. The provisions of Sections 4-6, 8-9 of this Agreement will survive the expiration or termination of this Agreement.

Please indicate your acceptance of the terms of this Agreement by signing where indicated below and returning a signed copy to me.

We look forward to working with you, and in the meantime, please do not hesitate to contact me if you have any questions.

Very truly yours,

VeriSign, Inc.

	By:	/s/ D. James Bidzos
D. James Bidzos
Executive Chairman, President and Chief Executive Officer

Accepted:

/s/ George E. Kilguss, III	By:	May 30, 2025
George E. Kilguss, III

VERISIGN | 12061 Bluemont Way | Reston, VA 20190     Verisign.com

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